EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF
BANK OF AMERICA, NATIONAL ASSOCIATION

Charter Number 13044

FIRST.           The title of this Association shall be “Bank of America, National Association,” operating in Latin America under the corporate name “BankBoston, N.A.”

SECOND.           The main office of the Association shall be in the City of Charlotte, County of Mecklenburg and State of North Carolina.  The general business of the Association shall be conducted at its main office and its branches.

THIRD.           The board of directors of this Association shall consist of not less than five nor more than twenty-five persons, the exact number to be fixed and determined from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders.  Each director shall own common or preferred stock of the Association or of a holding company owning the Association in an amount sufficient to satisfy the applicable requirements of the national banking laws, regulations and rules in effect from time to time.

Any vacancy in the board of directors may be filled by action of a majority of the remaining directors between meetings of shareholders.  The board of directors may not increase the number of directors to a number which:  (1) exceeds by more than two the number of directors last elected by shareholders where the number was fifteen or less; and (2) exceeds by more than four the number of directors last elected by shareholders where the number was sixteen or more, but in no event shall the number of directs exceed twenty-five.

Terms of directors, including directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless the directors resign or are removed from office.

Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

FOURTH.           There shall be an annual meeting of the shareholders to elect directors and transact whatever other business may be brought before the meeting.  It shall be held at the main office or any other convenient place the board of directors may designate, on the day of each year specified therefor in the Bylaws.  If no election is held on the day fixed, an election may be held on any subsequent day within sixty days of the day fixed, to be designated by the board of directors, or, if the directors fail to fix the day, by shareholders representing two-thirds of the shares issued and outstanding.

In all elections of directors, the number of votes each common shareholder may cast will be determined by multiplying the number of shares he or she owns by the number of directors to be elected.  Those votes may be cumulated and cast for a single candidate or may be distributed among two or more candidates in the manner selected by the shareholder.  On all other questions, each common shareholder shall be entitled to one vote for each share of stock held by him or her.

A director may resign at any time by delivering written notice to the board of directors, its chairperson, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting stating that the purpose or one of the purposes is to remove him or her is provided, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the number of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

FIFTH.           The authorized amount of capital stock of this Association shall be 250,000,000 shares of common stock with a par value of Twenty Dollars ($20) each; but the capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

In the event of any increase in common stock of this Association by the sale of additional shares thereof, each shareholder shall be entitled to subscribe to such additional shares of common stock in proportion to the number of shares of common stock owned by the shareholder at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders’ meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.  The board of directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

Unless otherwise specified in the Articles of Association or required by law, (1) all matters requiring shareholder action, including amendments to the Articles of Association must be approved by shareholders owning a majority voting interest in the outstanding voting stock, and (2) each shareholder shall be entitled to one vote per share.

Unless otherwise specified in the Articles of Association or required by law, all shares of voting stock shall be voted together as a class, on any matters requiring shareholder approval.  If a proposed amendment would affect two or more classes or series in the same or a substantially similar way, all the classes or series so affected must vote together as a single voting group on the proposed amendment.

Shares of the same class or series may be issued as a dividend on a pro rata basis and without consideration.  Shares of another class or series may be issued as a share dividend in respect of a class or series of stock if approved by a majority of the votes entitled to be cast by the class or series to be issued unless there are no outstanding shares of the class or series to be issued.  Unless otherwise provided by the board of directors, the record date for determining shareholders entitled to a share dividend shall be the date the board of directors authorizes the share dividend.

If a shareholder is entitled to fractional shares pursuant to preemptive rights, a stock dividend, consolidation or merger, reverse stock split or otherwise, the Association may:  (a) issue fractional shares; or (b) in lieu of the issuance of fractional shares, issue scrip or warrants entitling the holder to receive a full share upon surrendering enough scrip or warrants to equal a full share; (c) if there is an established and active market in the Association’s stock, make reasonable arrangements to provide the shareholder with an opportunity to realize a fair price through sale of the fraction, or purchase of the additional fraction required for a full share; (d) remit the cash equivalent of the fraction to the shareholder; or (e) sell full shares representing all the fractions at public auction or to the highest bidder after having solicited and received sealed bids from at least three licensed stock brokers; and distribute the proceeds pro rata to shareholders who otherwise would be entitled to the fractional shares.  The holder of a fractional share is entitled to exercise the rights for shareholder, including the right to vote, to receive dividends, and to participate in the assets of the Association upon liquidation, in proportion to the fractional interest.  The holder of scrip or warrants is not entitled to any of these rights unless the scrip or warrants explicitly provide for such rights.  The scrip or warrants may be subject to such additional conditions as:  (1) the scrip or warrants will become void if not exchanged for full shares before a specified date; and (2) that the shares for which the scrip or warrants are exchangeable may be sold at the option of the Association and the proceeds paid to scripholders.

The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.  Obligations classified as debt, whether or not subordinated, which may be issued by the Association without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

Two series of Preferred Stock designated Series A Non-Cumulative Preferred Stock and Series B Non-Cumulative Preferred Stock respectively are hereby established  and authorized to be issued as described in the attached Sections 5.01, 5.02, and 5.03, which Sections are incorporated into this Article Fifth.

SIXTH.           The board of directors shall appoint one of its members president of this Association, and one of its members chairperson of the board and shall have the power to appoint one or more vice presidents, a secretary who shall keep minutes of the directors’ and shareholders’ meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association.  A duly appointed officer may appoint one or more officers or assistant officers if authorized by the board of directors in accordance with the Bylaws.

SEVENTH.           The board of directors shall have the power to:

(1)           Define the duties of the officers, employees and agents of the Association.

(2)           Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Association.

(3)           Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

(4)           Dismiss officers and employees.

(5)           Require bonds from officers and employees and to fix the penalty thereof.

(6)           Ratify written policies authorized by the Association’s management or committees of the board.

(7)           Regulate the manner in which any increase or decrease of the capital of the Association shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Association in accordance with law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

(8)           Manage and administer the business and affairs of the Association.

(9)           Adopt initial bylaws, not inconsistent with law or the articles of association, for managing the business and regulating the affairs of the association.

(10)           Amend or repeal bylaws, except to the extent that the Articles of Association reserve this power in whole or in part to shareholders.

(11)           Make contracts.

(12)           Generally to perform all acts that are legal for a board of directors to perform.

Any and all of these functions may be carried out by officers, employees, or agents of the Association and the delegation of the performance of the board of directors’ duties shall be considered authorized when the action taken by the officers, employees, or agents of the Association is in accordance with the provisions of the bylaws of the Association, the directives of the board of directors, or the powers and duties incumbent in any position held by the officers, employees, or agents.

EIGHTH.           The board of directors shall have the power to change the location of the main office to any other place within the limits of Charlotte, North Carolina, without the approval of the shareholders, and shall have the power to establish or change the location of any branch or branches of the Association to any other location permitted under applicable law, without the approval of the shareholders subject to approval by the Office of the Comptroller of the Currency.

NINTH.           The corporate existence of this Association shall continue until terminated according to the laws of the United States.

TENTH.           These Articles of Association may be amended by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.  Although prior approval by the board of directors is not necessary prior to consideration by shareholders, the Association’s board of directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

Effective June 13, 2005